Exhibit 10.24
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective on June 2, 2008 (the “Effective Date”), by and between First Reliance Bank, a South Carolina-chartered bank and wholly owned subsidiary of First Reliance Bancshares, Inc. (the “Bank”), and Craig S. Evans an officer of the Bank (the “Executive”).

WHEREAS, the Executive is being employed as an officer of the Bank, possessing unique skills, knowledge, and experience relating to the Bank’s business, and the Executive is expected to make major contributions to the profitability, growth, and financial strength of the Bank and affiliates,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
EMPLOYMENT

1.1           Employment.  Effective on the date above and continuing for the term as specified in section 1.3 of the Agreement, the Bank hereby employs the Executive to serve as Chief Operating Officer of the Bank according to the terms and conditions of this Employment Agreement.  The Executive hereby accepts employment according to the terms and conditions of this Agreement.

1.2           Duties.  As Chief Operating Officer of the Bank, the Executive shall serve in accordance with the Bank’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time, and under the direction of the Bank’s President and Chief Executive Officer.  The Executive shall serve the Bank faithfully, diligently, competently, and to the best of the Executive’s ability.  The Executive shall exclusively devote full working time, energy, and attention to the business of the Bank and to the promotion of the Bank’s interests throughout the term of this Agreement.  Without the written consent of the Bank’s Chief Executive Officer, during the term of this Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive.  Nothing in this Article 1 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3           Term of Agreement.  The initial term of employment under this Agreement shall be for the period commencing upon the effective date of this Agreement and ending three calendar years from the effective date of this Agreement, unless terminated as provided in Article 3 of this Agreement.  Thereafter, upon each anniversary date of the effective date, this Agreement shall automatically be extended for an additional year unless terminated as provided in Article 3 of this Agreement.

ARTICLE 2
COMPENSATION AND OTHER BENEFITS

2.1           Base Salary.  In consideration of the Executive’s performance of the obligations under this Agreement, the Bank shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $200,000.00.  The Executive’s salary shall be reviewed annually by the Bank’s Chief Executive Officer or by the board of directors or the board committee having jurisdiction over executive compensation.  The Executive’s salary, as the same may be increased or decreased from time to time, is referred to in this Agreement as the “Base Salary”.

2.2           Benefit Plans.

(a)           The Executive shall be eligible throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, retirement, medical, dental, disability, and group life benefits, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for the plans or benefits.

2.3           Allowances and Reimbursement.

(a)           The Executive will receive a monthly cell phone allowance of $75.00 and the Bank will pay the monthly dues for the Executive’s membership in a local Country Club.

(b)           Upon submission of appropriate documentation by the Executive and approval by the Bank’s President and Chief Executive Officer or by board of directors or board committee appointed for such purpose, the Bank agrees to reimburse the Executive for all out-of-pocket expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Bank and reasonable expenses for attendance at annual and other periodic meetings of trade associations.  To be reimbursable each expense must be of a nature qualifying it as a proper deduction on the Bank’s income tax returns as a business expense rather than deductible compensation to the Executive.  The records and other documentary evidence submitted by the Executive to the Bank with each request for reimbursement shall be in the form required by applicable statutes and regulations issued by appropriate taxing authorities for the substantiation of expenditures as deductible business expenses of the Bank rather than deductible compensation to the Executive.

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2.4           Vacation.  The Executive shall be entitled to paid annual vacation and sick leave in accordance with policies established from time to time by the Bank.  The Executive shall not be entitled to any additional compensation for failure to use allotted vacation, nor shall the Executive be allowed to carry over unused vacation allowance from one calendar year to the next.  The Executive shall be entitled to carry over sick leave in accordance with policies established from time to time by the Bank.

2.5           Stock Ownership. The Executive is expected to assist in showing confidence and support of the Bank by annual purchases of Bank stock as determined appropriate for senior level officers.

2.6           Stock Compensation.  In addition to Executive’s Base Salary, Bank shall provide Executive with $50,000.00 of restricted stock in Bank, subject to Executive meeting the “Employment Requirement” (as hereinafter defined).  The terms and conditions to Executive’s restricted stock shall be those applicable to all shares of the same class.  The restricted stock will be valued as of the date purchased (within two (2) months of this Agreement) based upon the most recently published price on the OTC Bulletin Board as of the purchase date.  For purposes of this section 2.5, “Employment Requirement” shall mean Executive’s continuous employment by Bank for a period of five (5) years from the date of this Agreement.  Said restricted shares will be distributed within forty-five (45) days of Executive meeting the Employment Requirement.  Should the Executive not meet the Employment Requirement, the restricted stock shall revert back to the Bank and be cancelled.

2.7           Taxes.  All compensation of the Executive shall be subject to withholding and other employment taxes imposed by federal, state, and local law.

ARTICLE 3
TERMINATION OF EMPLOYMENT

3.1           Termination.  The Executive is employed for an initial three (3) year term, followed by automatic one year terms, unless notice of termination of this Agreement is made by a Party as provided in this Article.  All notices of termination shall be in writing, and provide thirty (30) days notice.  Should the Executive give less than thirty (30) days written notice, the Bank may terminate this Agreement immediately without further compensation as may be provided in subsections of this section 3.1.  Should Executive give thirty (30) or more days written notice of termination of this Agreement, the Bank may elect to immediately remove all job duties from Executive and pay Executive through the effective date of the Termination, followed by any applicable additional compensation as provided in the subsections of this section 3.1.  Should Bank elect to give thirty (30) days notice of termination, it may elect to immediately remove all job duties from Executive and pay Executive through the effective date of the Termination, followed by any applicable additional compensation as provided in the subsections of this section 3.1.  All payments of Base Salary under this Article shall be made in the normal course of the Bank’s payroll schedule and not by way of lump sum.

(a)           Termination Within Initial Term.  Should the Executive terminate this Agreement within the initial 3 year term, no further compensation shall be due.  Should the Bank terminate this Agreement within the initial 3 year term, the Bank shall pay Executive the remaining Base Salary due through the initial term of this Agreement or one calendar year of Base Salary, whichever is greater.  All covenants agreed upon within this Agreement, including but not limited to those covenants contained in Articles 4 and 5 shall survive any termination of this Agreement pursuant to this subsection 3.1(a).

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(b)           Termination by Executive Following Initial Term.   Should Executive terminate this Agreement following the initial 3 year term no further compensation shall be due.

(c)           Termination by Bank Following Initial Term but Before Eligibility Under Salary Continuation Agreement.  Should the Bank terminate this Agreement following the initial 3 year term, but before Executive is eligible for benefits under the Salary Continuation Agreement, Executive shall be paid 12 months (1 year) Base Salary.  Should Executive obtain other employment during the 12 months of continued Base Salary, all payments under this subsection 3.1(c) shall cease at the time Executive begins other employment.  Executive affirmatively agrees to immediately notify Bank of any other employment under this subsection 3.1(c).

(d)           Termination by Bank Following Initial Term and Executive is Eligible Under Salary Continuation Agreement.  Following the initial 3 year term, and if Executive is eligible to receive benefits under the Salary Continuation Agreement, should Executive or Bank terminate this Agreement, no further Base Salary or other compensation under this Agreement shall be paid.

(e)           Termination by Bank For Cause.  The Bank may terminate the Executive’s employment immediately without the thirty (30) days notice in section 3.1 for any of the following –

1)
an intentional act of fraud, embezzlement, or theft by the Executive in the course of employment.  For purposes of this Agreement no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence.  An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank,

2)	intentional violation of any law or significant policy of the Bank committed in connection with the Executive’s employment, which in the Bank’s judgment has a material adverse effect on the Bank,

3)	the Executive’s gross negligence in the performance of the Executive’s duties to the Bank,

4)
intentional wrongful damage by the Executive to the business or property of the Bank, including without limitation the reputation of the Bank, which in the Bank’s sole judgment causes material harm to the Bank,

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5)	a breach by the Executive of fiduciary duties or misconduct involving dishonesty, in either case whether in the Executive’s capacity as an officer or as a director of the Bank,

6)
a breach by the Executive of this Agreement that in the sole judgment of the Bank is a material breach, which breach is not corrected by the Executive within 30 days after receiving written notice of the breach from the Bank,

7)
removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1),

8)	conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive, or

9)
the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the  Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees.

10)	The death of Executive.

Should termination occur under this subsection 3.1(e), no further Base Salary or other compensation shall be paid effective immediately upon termination.  All covenants agreed upon within this Agreement, including but not limited to those covenants contained in Articles 4 and 5 shall survive any termination of this Agreement pursuant to this subsection 3.1(e).

(f)           Voluntary Termination with Good Reason.  Voluntary Termination with Good Reason shall mean a termination by Executive with 24 months after a Change of Control, as defined in Article 6 of this Agreement, if the following conditions (x) and (y) are satisfied: (x) a voluntary termination will be considered a Voluntary Termination with Good Reason if any of the following occur without the Executive’s advance written consent –

(1)           a material diminution of the Executive’s Base Salary,

(2)           a material diminution of the Executive’s authority, duties, or responsibilities,

(3)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

(4)           a material diminution in the budget over which the Executive retains authority,

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(5)           a material change in the geographic location at which the Executive must perform services for the Bank, or

(6)           any other action or inaction that constitutes a material breach by the Bank of this Agreement.

(y)           the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Bank shall have 30 days thereafter to remedy the condition.  In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months of the date of the Change of Control, as defined in Article 6 of this Agreement.  Should Voluntary Termination with Good Reason occur under this subsection 3.1(f), compensation shall be as provided in Article 6 of this Agreement.  All covenants agreed upon within this Agreement, including but not limited to those covenants contained in Articles 4 and 5 shall survive any termination of this Agreement pursuant to this subsection 3.1(f).

ARTICLE 4
CONFIDENTIALITY AND CREATIVE WORK

4.1           Non-disclosure.  The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Bank or its business, or anything connected therewith.  As used in this Article 4 the term “confidential information” means all of the Bank’s and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a)           the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b)           the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c)           the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d)           trade secrets, as defined from time to time by the laws of the State of South Carolina.

This section 4.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

4.2           Return of Materials.  The Executive agrees to deliver or return to the Bank upon termination of Executive’s employment, or as soon thereafter as possible, all written information and any other similar items furnished by the Bank or prepared by the Executive in connection with the Executive’s services hereunder.  The Executive will retain no copies thereof after termination of the Executive’s employment.

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4.3           Creative Work.  The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement and in the course and scope of the Executive’s duties hereunder, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Bank.  The Executive hereby assigns to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

4.4           Injunctive Relief.  The Executive acknowledges that it is impossible to measure in money the damages that will be suffered by the Bank if the Executive fails to observe the obligations imposed by this Article 4.  Accordingly, if the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

4.5           Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination.  For purposes of this Agreement, the term “affiliate” includes First Reliance Bancshares, Inc., the Bank, and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with First Reliance Bancshares, Inc. or the Bank.  The rights and obligations set forth in this Article 4 shall survive termination of this Agreement.

ARTICLE 5
COMPETITION AFTER EMPLOYMENT TERMINATION

5.1           Covenant Not to Solicit Employees.  Should this Agreement be terminated by either Executive or Bank during the initial 3 year term, the Executive agrees not to solicit the services of any officer or employee of the Bank for two (2) years after the Executive’s employment is terminated.

5.2           Covenant Not to Compete.

(a)           Should this Agreement be terminated by either Executive or Bank during the initial 3 year term, the Executive covenants and agrees not to compete directly or indirectly with the Bank without advance written consent of the Bank for two years after employment is terminated, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Bank seeks by litigation to enforce this covenant not to compete.  For purposes of this section –

1)	the term “compete” means

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(a)           providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b)           assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c)           inducing or attempting to induce any person who was a customer of the Bank at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

2)	the words “directly or indirectly” means –

(a)           acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Bank in the territory, or

(b)           communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank at the Executive’s employment termination.

3)	the term “customer” means any person to whom the Bank is providing financial products or services on the date of the Executive’s employment termination.

4)
the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Bank or any of its affiliated corporations.

5)
“financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

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6)	the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

7)
the term “territory” means the State of South Carolina.  Executive agrees to this territory since he is a senior officer with responsibilities over all offices and is involved in plans and decisions for future expansion of the Bank.

(b)           If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

5.3           Remedies.  Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Bank would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 5.  Accordingly, the Executive agrees that the Bank’s remedies for a material breach or threatened breach of this Article 5 include but are not limited to forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive, and a suit in equity by the Bank to enjoin the Executive from the breach or threatened breach of such covenants.  The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.  Nothing herein shall be construed to prohibit the Bank from pursuing any other remedies for the breach or threatened breach.

5.4           Article 5 Survives Termination.  The rights and obligations set forth in this Article 5 shall survive termination of this Employment Agreement during the initial 3 year term, unless otherwise provided in Section 3.1.

ARTICLE 6
CHANGE IN CONTROL

6.1           Change in Control Defined. For purposes of this Agreement the term “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)           Change in ownership: a change in ownership of First Reliance Bancshares, Inc., a South Carolina corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of First Reliance Bancshares, Inc. stock constituting more than 50% of the total fair market value or total voting power of First Reliance Bancshares, Inc. stock, or

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(b)           Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of First Reliance Bancshares, Inc. stock possessing 30% or more of the total voting power of First Reliance Bancshares, Inc., or (y) a majority of First Reliance Bancshares, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of First Reliance Bancshares, Inc.’s board of directors, or

(c)           Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of First Reliance Bancshares, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from First Reliance Bancshares, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of First Reliance Bancshares, Inc.’s assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of First Reliance Bancshares, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

6.2           Change in Control.

(a)  If a Change in Control occurs during the term of this Agreement and if within 24 months thereafter the Bank terminates this Agreement other than a Termination for Cause, as defined in subsection 3.1(e), or Executive terminates this Agreement as a Voluntarily Termination with Good Reason, as defined in subsection 3.1(f), the Bank shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to two times the Executive’s annual compensation.  For this purpose annual compensation means (x) the Executive’s Base Salary on the date of the Change in Control or on the date of the Executive’s employment termination (at whichever date the Executive’s Base Salary is greater, but excluding any compensation earned in the Executive’s capacity as a director), plus (y) any bonus awarded for the most recent whole calendar year before the year in which the Change in Control occurred or for the most recent whole calendar year before the year in which employment termination occurred (whichever is greater), regardless of whether the bonus is paid in the year earned or in a later calendar year and regardless of whether the bonus is subject to elective deferral or vesting.  Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans.  The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value.  The payment required under this paragraph (a) is payable no later than five business days after employment termination, but if the Bank determines that payment must be delayed to comply with Internal Revenue Code section 409A the payment required by this paragraph (a) shall be made on the first day of the seventh month after the month in which employment termination occurs.  The Bank and the Executive acknowledge and agree that all other payments following termination, under section 3.1 shall not be payable if the Executive’s employment termination occurs within 24 months after a Change in Control or if compensation and benefits are payable or shall have been paid previously to the Executive under this section 6.2.

(b)           If a Change in Control occurs and within 24 months thereafter the Bank terminates the Executive’s employment other than for Cause or the Executive terminates employment Voluntarily with Good Reason, the Bank shall cause the Executive to become fully vested in awards under any stock option, stock incentive, or other non-qualified plans, programs, or arrangements in which the Executive participated if (x) the plan, program, or arrangement does not address the effect of a change in control or termination after a change in control and (y) award vesting occurs automatically with the passage of time or years of service.  Provided the Executive is at the time a covered employee within the meaning of Internal Revenue Code section 162(m), accelerated vesting in or entitlement to awards shall not occur under this section 6.2(b) in the case of any award for which vesting or entitlement is based on achievement of performance conditions, whether the conditions have to do with individual performance or corporate performance measures, including but not limited to stock price or financial statement or other financial measures.

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ARTICLE 7
MISCELLANEOUS

7.1           Successors and Assigns.

(a)           This Agreement is binding on the Bank’s successors.  This Agreement shall be binding upon the Bank and any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise.  But this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank.  By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform if no such succession had occurred.

(b)           This Agreement is personal in nature and is not assignable.  This Agreement is personal in nature.  Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein.  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution.  If the Executive attempts an assignment or transfer that is contrary to this section 6.1, the Bank shall have no liability to pay any amount to the assignee or transferee.

7.2           Governing Law, Jurisdiction, and Forum.  This Agreement shall be construed under and governed by the laws of the State of South Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina.  By entering into this Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of South Carolina.  Any actions or proceedings instituted under this Employment Agreement shall be brought and tried solely in courts located in Florence County, South Carolina or in the federal court having jurisdiction in Florence, South Carolina.  The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

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7.3           Entire Agreement.  This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive.  Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

7.4           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of notice, and properly addressed to the Bank if addressed to the Board of Directors, First Reliance Bancshares, Inc., 2170 West Palmetto Street, Florence, South Carolina 29501.

7.5           Severability.  If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law.  If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

7.6           Captions and Counterparts.  The captions in this Agreement are solely for convenience.  The captions in no way define, limit, or describe the scope or intent of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.7           Amendment and Waiver.  This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.8           Payment of Legal Fees.  The Bank is aware that after a Change in Control management could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement.  In these circumstances the purpose of this Agreement would be frustrated.  The Bank desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder.  The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses.  Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 7.8, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction.  Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 7.8, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel.  The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings.  The Bank’s obligation to pay the Executive’s legal fees provided by this section 7.8 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate severance or other agreement.  Despite anything in this Agreement to the contrary however, the Bank shall not be required to pay or reimburse Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

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7.9           Consultation with Counsel and Interpretation of this Agreement.  The Executive acknowledges and agrees that the Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement, or the Executive has chosen not to have the assistance of the Executive’s own counsel.  Both the Bank and the Executive have participated in the negotiation and drafting of this Agreement, and they hereby agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

7.10           Compliance with Internal Revenue Code Section 409A.  The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986.  If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A.  As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum.  If any provision of this Agreement does not satisfy the requirements of section 409A, the provision shall nevertheless be applied in a manner consistent with those requirements.  If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision.  However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Craig S. Evans

FIRST RELIANCE BANK

By:	/s/ F. R. Saunders Jr.
F. R. Saunders Jr.
Its:	President and Chief Executive Officer

FIRST RELIANCE BANCSHARES, INC.

By:	/s/ F. R. Saunders Jr.
F. R. Saunders Jr.
Its:	President and Chief Executive Officer

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